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                                                                    Exhibit 12.1

                                 Assurant, Inc.
               Computation of Ratio of Earnings to Fixed Charges

                                                                          Year Ended December 31,
                                                     -----------------------------------------------------------------
                                                          2003        2002          2001          2000         1999
                                                          ----        ----          ----          ----         ----
                                                                               ($ thousands)
Pre-tax income from continuing operations            $  259,357    $  370,397    $  205,644    $  194,184   $  114,043

Fixed Charges:
Interest expense                                          1,175            --        14,001        24,726       39,893
Interest on rental expense                               13,488        14,471        10,849        10,977        8,253
Dividends on participating policies                       1,561         2,138         3,112         4,102        4,267
Interest credited to policyholders                        8,359         8,993        12,070        18,769       20,078
Distribution on mandatorily redeemable preferred
securities of subsidiary trusts                         112,958       118,396       118,370       110,142       53,824
                                                     ----------    ----------    ----------   -----------   ----------
   Total fixed charges                               $  137,541    $  143,997    $  158,401   $   168,716   $  126,315
                                                    -----------    ----------    ----------   -----------   ----------

Pre-tax income from continuing operations plus
fixed charges                                       $  396,898     $  514,394    $  364,045   $   362,900   $  240,358

Ratio of earnings to fixed charges                        2.89x          3.57x         2.30x         2.15x        1.90x